Exhibit 12.1

Fulton Financial Corporation

Statement Re: Computation of Ratios of Earnings to Fixed Charges and Ratios of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(Dollars in Thousands)

	Nine months ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Income before income taxes	$173,267	$155,878	$208,249	$199,423	$210,500	$212,925	$217,446
Interest expense, including interest on deposits	67,928	61,553	82,328	83,795	81,211	82,495	103,168
Amortization of debt discount (premium) and expenses, including amounts capitalized	618	463	617	585	334	315	297
Estimated interest component of net rental expense	4,596	4,520	6,047	5,935	5,932	6,202	6,301

Numerator	$246,409	$222,414	$297,241	$289,738	$297,977	$301,937	$327,212

Interest expense, including interest on deposits	$67,928	$61,553	$82,328	$83,795	$81,211	$82,495	$103,168
Amortization of debt discount (premium) and expenses, including amounts capitalized	618	463	617	585	334	315	297
Estimated interest component of net rental expense	4,596	4,520	6,047	5,935	5,932	6,202	6,301

Denominator	$73,142	$66,536	$88,992	$90,315	$87,477	$89,012	$109,766

Ratio of earnings to fixed charges (including interest on deposits)	3.37	3.34	3.34	3.21	3.41	3.39	2.98
Consolidated Ratio of Earnings to Combined Fixed Charges and Preference Dividends (including interest on deposits)	3.37	3.34	3.34	3.21	3.41	3.39	2.98
Income before income taxes	$173,267	$155,878	$208,249	$199,423	$210,500	$212,925	$217,446
Interest expense, excluding interest on deposits	27,219	28,628	37,635	43,313	46,101	45,725	46,273
Amortization of debt discount (premium) and expenses, including amounts capitalized	618	463	617	585	334	315	297
Estimated interest component of net rental expense	4,596	4,520	6,047	5,935	5,932	6,202	6,301

Earnings	$205,701	$189,489	$252,549	$249,256	$262,866	$265,166	$270,317

Interest expense, excluding interest on deposits	27,219	28,628	37,635	43,313	46,101	45,725	46,273
Amortization of debt discount (premium) and expenses, including amounts capitalized	618	463	617	585	334	315	297
Estimated interest component of net rental expense	4,596	4,520	6,047	5,935	5,932	6,202	6,301

Fixed Charges, excluding preferred stock dividends and discount accretion	32,434	33,611	44,300	49,833	52,366	52,241	52,871
Preferred stock dividends and discount accretion	—	—	—	—	—	—	—

Fixed Charges, including preferred stock dividends and discount accretion	$32,434	$33,611	$44,300	$49,833	$52,366	$52,241	$52,871

Consolidated Ratio of Earnings to Fixed Charges (excluding interest on deposits)	6.34	5.64	5.70	5.00	5.02	5.08	5.11
Consolidated Ratio of Earnings to Combined Fixed Charges and Preference Dividends (excluding interest on deposits)	6.34	5.64	5.70	5.00	5.02	5.08	5.11